Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
INTL FCStone Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-117544, 333-137992, 333-144719, and 333-152461 on Form S-3 and Nos. 333-08332 and 333-142262 on Form S-8) of INTL FCStone Inc. (the Company) of our reports dated December 14, 2011, with respect to the consolidated balance sheets of the Company as of September 30, 2011 and 2010, and the related consolidated statements of income, stockholders' equity, and cash flows and the accompanying financial statement schedules for each of the years in the two-year period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011, which reports appear in the September 30, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Kansas City, Missouri
December 14, 2011